Exhibit 5.1
Davis Polk & Wardwell

Paseo de la Castellana, 41	New York
28046 Madrid	Menlo Park
91 768 9600	Washington, D.C.
FAX 91 768 9700	London
Paris
Frankfurt
Tokyo
Beijing
Hong Kong
May 8, 2009
Telefónica, S.A.
Distrito C, Ronda de la Comunicación, s/n
28050 Madrid
Spain
Telefónica Emisiones, S.A.U.
Distrito C, Ronda de la Comunicación, s/n
28050 Madrid
Spain
Ladies and Gentlemen:
     We have acted as special U.S. counsel for Telefónica Emisiones S.A.U., a sociedad anónima organized under the laws of the Kingdom of Spain (“Spain”) (the “Company”), and Telefónica, S.A., a sociedad anónima organized under the laws of Spain (the “Guarantor”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed today by the Company and the Guarantor with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), for the registration and sale from time to time of the Company’s debt securities (the “Debt Securities”) and guarantees of such Debt Securities by the Guarantor (the “Guarantees”).
     The Debt Securities may be issued from time to time pursuant to an Indenture (the “Indenture”) dated May 8, 2009 between the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”). The Guarantees may be issued under a separate guarantee, the form of which is included in the Indenture, to be entered into by the Guarantor prior to the issuance of the respective Debt Securities.
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Based upon and subject to the foregoing, we are of the opinion that:

Telefónica, S.A.
Telefónica Emisiones, S.A.U.	2	May 8, 2009
     (1) Assuming that (i) the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Company, the Guarantor and the Trustee, (ii) the specific terms of a particular series of Debt Securities have been duly authorized and established insofar as Spanish law is concerned and in accordance with the Indenture and (iii) such Debt Securities have been duly authorized, executed, authenticated, issued and delivered insofar as Spanish law is concerned and in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.
     (2) Assuming that (i) the Guarantees have been duly authorized, executed, authenticated, issued and delivered insofar as Spanish law is concerned and (ii) the Debt Securities to which the Guarantees relate have been duly authorized, executed, authenticated, issued and delivered insofar as Spanish law is concerned and in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Guarantees will constitute valid and binding obligations of the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.
     In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any such Debt Securities or Guarantees, as the case may be, (i) the Board of Directors of the Company or the Guarantor, as the case may be, shall have duly established the terms of such Debt Securities or Guarantees, as the case may be, and duly authorized the issuance and sale of such Debt Securities or Guarantees, as the case may be, and such authorization shall not have been modified or rescinded, (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded, and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities or Guarantees, as the case may be. We have also assumed that none of the terms of any Debt Security or Guarantee, as the case may be, to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Security or Guarantee, as the case may be, nor compliance by the Company or the Guarantor, as the case may be, with the terms of such Debt Security or Guarantee, as the case may be, will violate any applicable law or public policy or will result in a violation, default or breach of any provision of any instrument or agreement then binding upon the Company or the Guarantor, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as the case may be.

Telefónica, S.A.
Telefónica Emisiones, S.A.U.	3	May 8, 2009
     We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     This opinion is rendered solely to you in connection with the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon or furnished to any other person without our prior written consent.

Very truly yours,
/s/ Davis Polk & Wardwell